1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Lafayette Physical Rehabilitation Hospital in Lafayette, La.

LAFAYETTE, La. (Oct. 3, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Lafayette Physical Rehabilitation Hospital, a single-story, 32-bed rehabilitation hospital in Lafayette, approximately 60 miles west of Baton Rouge. The facility is master-leased to Lafayette Physical Rehabilitation Hospital, LLC until 2026.

Located at 307 Polly Lane, Lafayette Physical Rehabilitation Hospital is located adjacent to both Heart Hospital of Lafayette and Lafayette Specialty Surgery Hospital. Heart Hospital of Lafayette is a 32-bed specialty hospital focusing on the treatment of various heart conditions, and Lafayette Specialty Surgery Hospital is a 20-bed physician-owned hospital specializing in a range of surgical and pain management procedures.

“Lafayette Physical Rehabilitation Hospital is a strong addition to the Grubb & Ellis Healthcare REIT II portfolio that provides greater geographic, asset and economic diversification,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “In addition to sitting adjacent to two of the region’s premier specialty hospitals, the facility also accommodates patients from the six general acute care hospitals located within a 10-mile radius and is master leased for the next 15 years to an excellent operator.”

Built in 2006, Lafayette Physical Rehabilitation Hospital is a 26,000-square-foot, multi-specialty, physician-owned rehabilitation hospital that caters to the needs of patients with severe injuries or conditions. The facility provides a variety of rehabilitative services and treatments including physical and occupational therapy, speech pathology and psychology.

Lafayette Physical Rehabilitation Hospital was acquired from HFG Lafayette, LLC, an unaffiliated third party represented by Mike Coiro and Bill Bennett of Capital Hospital Finance Group.

Grubb & Ellis Healthcare REIT II financed the acquisition using $12.0 million in borrowings under its line of credit with KeyBank National Association and cash proceeds received from its offering. As of Sept. 15, 2011, the company’s property portfolio held debt equaling approximately 26.8 percent of its value, based on purchase price in the aggregate.

As of Sept. 23, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 38,381,440 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $382,988,000 through its initial public offering.

To date, the REIT has made 24 geographically diverse acquisitions comprised of 55 buildings valued at approximately $430.8 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements with respect to Lafayette Physical Rehabilitation Hospital’s occupancy and its master lease, whether its proximity to Heart Hospital of Lafayette, Lafayette Specialty Surgery Hospital, and the six surrounding hospitals is beneficial and whether the acquisition of Lafayette Physical Rehabilitation Hospital is a strong addition to our property portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Lafayette Physical Rehabilitation Hospital and its tenant-operator; uncertainties relating to the financial strength of Heart Hospital of Lafayette, Lafayette Specialty Surgery Hospital, and the six surrounding hospitals, and the local economy of Lafayette, Louisiana; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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